Stellus Capital Management, LLC

10000 Memorial Drive, Suite 500
Houston, Texas 77024

November 1, 2012

Stellus Capital Investment Corporation

10000 Memorial Drive, Suite 500
Houston, Texas 77024

Attention: Bruce R. Bilger

Re:          Incentive Fees and Offering Expenses

Dear Mr. Bilger:

Reference is hereby made to the Investment Advisory Agreement (the “Agreement”), dated October 26, 2012, by and between Stellus Capital Investment Corporation (the “Company”) and us. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

We hereby agree to permanently waive all or such portion of the Incentive Fee that we would otherwise be entitled to receive under the Agreement to the extent necessary to ensure that the Company pays (i) an annualized minimum dividend yield of 9% on (a) the shares of its common stock that will be outstanding immediately subsequent to the completion of the offering (the “Offering”) contemplated by the Company’s registration statement on Form N-2 (File No. 333-184195) (the “Registration Statement”); (b) the shares of its common stock issued in connection with the over-allotment option described in the Registration Statement and (c) the shares of its common stock issued pursuant to the Company’s dividend reinvestment plan on the shares of the Company’s common stock referred to in (a) and (b) above (the shares of the Company’s common stock referred to in (a), (b) and (c) above are referred to herein as the “Shares”) for the period commencing on the date of the completion of the Offering and ending on December 31, 2012 and (ii) an annual minimum dividend yield of 9% on the Shares for the year ending December 31, 2013. The calculation of the above-described annualized minimum dividend yield and annual minimum dividend yield shall be based on the initial public offering price of the Company’s common stock of $15.00 per share.

In addition, we hereby agree to permanently waive our right to receive any interest on the portion of the Incentive Fee attributable to deferred interest features as provided for in the proviso contained in Section 6(b)(i) of the Agreement.

Finally, we hereby agree to pay any offering expenses incurred by the Company in connection with the Offering that exceed $835,500. In other words, once offering expenses incurred by the Company reach $835,500, we agree to pay for all other offering expenses in excess of such amount.

[Signature page to follow]

Sincerely yours,

_________________________

Robert T. Ladd

Managing Partner and Chief
Investment Officer